Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Waterstone Financial, Inc.
We consent to the incorporation by reference in the registration statements on Form S-8 (nos. 333-202566 and 333-194502) of Waterstone Financial, Inc. of our reports dated March 4, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Waterstone Financial, Inc. for the year ended December 31,2015.

/s/ RSM US LLP
Milwaukee, Wisconsin
March 4, 2016